Exhibit 10.1

PROMISSORY NOTE

Solidus Networks, Inc.

$15,500,000.00	March 22, 2004
Atlanta, Georgia

Solidus Networks, Inc., a Delaware corporation (the “Parent”), and Payment Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub,” and together with the Parent referred to herein as the “Borrowers”), jointly and severally, for value received, hereby promise to pay to InterCept, Inc., with an address at 3150 Holcomb Bridge Road, Suite 200, Norcross, GA 30071 (collectively with any successor or assignee, the “Holder”), the principal amount of FIFTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($15,500,000.00), together with interest on the unpaid principal balance outstanding from the date hereof until paid at the simple interest rate of eight percent (8.0%) per annum (the “Interest Rate”), from the date written above until paid.

All agreements made in this Promissory Note (this “Note”) are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the interest paid or agreed to be paid to the Holder for the use of the money advanced or to be advanced hereunder exceed the maximum rate permitted by law (the “Maximum Rate”). If, for any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the debt evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if for any circumstance whatsoever, the Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Borrowers and the Holder with respect to the debt evidenced hereby.

1. Payment.

(a) Subject to Section 4 hereof, principal of, and any accrued and unpaid interest on, this Note shall be due and payable in two installments. The first installment of Three Million Dollars ($3,000,000) in principal plus accrued and unpaid interest thereon (the “First Installment”) is due and payable on May 21, 2004 (the “Installment Date”), and all remaining principal and accrued interest thereon shall be due and payable on September 20, 2004 (the “Maturity Date”); provided, however, that (x) if the First Installment is paid on or before the Installment Date, the amount of principal remaining outstanding after such payment shall be reduced by Three Million Dollars ($3,000,000); and (y) the Borrowers’ failure to pay the First Installment by the Installment Date shall not constitute a default in the payment of principal or interest hereunder. (For avoidance of doubt, if the First Installment is paid on the Installment Date and there have been no prior prepayments, the remaining principal balance on this Note after the Installment Payment shall be $9,500,000.00.) Time is of the essence of this Note.

(b) Interest on this Note shall accrue at the Interest Rate from the date hereof, and shall be payable in arrears on the Installment Date and the Maturity Date as provided above.

(c) The Borrowers may, at their option, prepay the principal of this Note, in whole or in part, plus all accrued interest thereon, without payment of any premium or penalty, by giving written notice thereof to the Holder at least five (5) days prior to the date selected for prepayment.

(d) Payment of principal and interest on this Note shall be made by wire transfer to the Holder according to written instructions provided by the Holder, provided that if the Holder fails to provide such instructions at least three business days before such payment is due, then payment may be made by check delivered to the Holder on or before the date due by a method permitted in this Note.

(e) The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. Each Borrower hereby expressly waives demand and presentment for payment, notice of non-payment, notice of dishonor, protest, notice of protest and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

(f) This Note is secured by that certain Guaranty Agreement dated of even date herewith signed and delivered by three individuals.

2. Covenants. The Borrowers hereby covenant and agree with the Holder that, so long as any amount remains unpaid on this Note, the Borrowers shall deliver to the Holder:

(i) promptly after either Borrower shall obtain actual knowledge of such, written notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and each material development in respect of such legal or other proceedings, materially affecting either Borrower; and

(ii) promptly after either Borrower shall obtain actual knowledge of the occurrence of any Event of Default (as hereinafter defined) or any event which with notice or lapse of time or both would become an Event of Default (an Event of Default or such other event being a “Default”), a notice specifying that such notice is a “Notice of Default” and describing such Default in reasonable detail, and, in such Notice of Default or as soon thereafter as practicable, a description of the action the Borrowers have taken or propose to take with respect thereto.

3. Events of Default.

The occurrence of any of the following events shall constitute an event of default (an “Event of Default”):

(a) A default in the payment of the principal or interest on this Note, when and as the same shall become due and payable; provided, however, that the Borrowers’ failure to pay the First Installment by the Installment Date shall not constitute a default in the payment of principal or interest.

(b) A default in the performance, or a breach, of any other covenant or agreement of the Borrowers in this Note and continuance of such default or breach for a period of fifteen (15) days after receipt of notice from the Holder as to such breach or after the Borrowers had actual knowledge of such breach.

(c) A default or event of default that remains uncured following any applicable cure period shall have occurred with respect to any indebtedness for borrowed money of either Borrower in the amount of $250,000 or more and such indebtedness shall have been accelerated by its holder.

(d) Any representation, warranty, or certification made by the Borrowers in or pursuant to this Note shall prove to have been false or misleading as of the date made in any material respect.

(e) The entry of a decree or order by a court having jurisdiction adjudging either Borrower a bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Borrower, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 30 days; or the commencement by either Borrower of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by either Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by either Borrower of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by either Borrower to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of such Borrower or of any substantial part of the property of such Borrower, or the making by either Borrower of an assignment for the benefit of creditors, or the admission by either Borrower in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Borrower in furtherance of any such action.

4. Remedies Upon Default.

(a) Upon the occurrence of an Event of Default referred to in Sections 3(a) or 3(e), the principal amount then outstanding of, and the accrued interest on, this Note shall become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers. Upon the occurrence of an Event of Default other than ones referred to in Sections 3(a) and 3(e), the Holder may declare the principal amount then outstanding of, and the accrued interest on, this Note to be due and payable immediately, and upon such declaration the same shall become due and payable immediately, without presentation, demand, protest or other formalities of any kind, all of which are expressly waived by the Borrowers. If the maturity date of this Note is accelerated as provided in this Section 4(a), this Note shall bear interest at the simple interest rate of twelve (12%) per annum (the “Default Rate”), commencing on the date of such acceleration without further notice.

(b) Upon the occurrence and during the continuance of an Event of Default, the Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Borrowers, and in connection with any such action or proceeding shall be entitled to receive from the Borrowers payment of the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, reasonable attorneys’ fees and expenses actually incurred.

5. Miscellaneous.

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Borrowers, at their respective addresses as set forth below their signatures, Attention: President, (ii) if to the Holder, at its address set forth on the first page hereof, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5(a). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address, which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 5(a) shall be deemed given at the time of receipt thereof.

(b) Upon receipt of evidence satisfactory to the Borrowers, of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), including an affidavit of the Holder thereof that this Note has been lost, stolen, destroyed or mutilated together with an indemnity against any claim that may be made against the Borrowers on account of such lost, stolen, destroyed or mutilated Note, and upon reimbursement of the Borrowers’ reasonable incidental expenses, the Borrowers shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

(c) No failure to accelerate the indebtedness evidenced hereby by reason of an Event of Default hereunder, or other indulgences granted from time to time or course of dealing hereunder, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law. No extension of the time for payment of the indebtedness evidenced hereby, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change, or affect the original liability of the Borrowers hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless the Holder agrees otherwise in writing. No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

(d) This Note may be amended only by a written instrument executed by the Borrowers and the Holder.

(e) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF GEORGIA, EXCLUDING CHOICE OF LAW PRINCIPLES.

(f) Any dispute, controversy or claim arising out of or relating to this Note shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association in force at the time and place and in the manner described in Section 10.6 of that certain Agreement and Plan of Merger, dated as of the date hereof by and among the Parent, the Merger Sub, InterCept Payment Solutions, LLC, and InterCept, Inc.

(g) Each Borrower irrevocably consents to the exclusive jurisdiction of the courts of the State of Georgia and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or a breach of this Note or any such document or instrument.

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IN WITNESS WHEREOF, each Borrower has caused this Note to be executed and dated the day and year first above written.

Solidus Networks, Inc.

By:	/s/ John Rogers
Name:	John Rogers
Title:	President

Address:	One Market Street
Spear Street Tower
Suite 700
San Francisco, CA 94105

Payment Acquisition Corp.

By:	/s/ John Rogers
Name:	John Rogers
Title:	President

Address:	One Market Street
Spear Street Tower
Suite 700
San Francisco, CA 94105